UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 24, 2008

Commission file number 333-113658

Sensus Metering Systems (Bermuda 2) Ltd.	Sensus Metering Systems Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4017

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On April 24, 2008, at a meeting of the Board of Directors of Sensus Metering Systems (Bermuda 2) Ltd. and Sensus Metering Systems Inc. (collectively, the “Company”), Daniel W. Harness retired from his position as Chief Executive Officer & President of the Company. Mr. Harness was appointed as the non-executive Vice Chairman of the Board of Directors of the Company and continues to work with the Company in a consulting capacity. The Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 30, 2008 is being amended hereby to report the terms and conditions of Mr. Harness’s consulting arrangement, which were not determined as of the date Mr. Harness’s retirement was announced.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2008, the Company entered into a consulting agreement with Mr. Harness, effective as of April 24, 2008. Pursuant to Mr. Harness’s consulting agreement, assuming Mr. Harness does not breach any applicable restrictive covenants, Mr. Harness will receive the following benefits as a result of the termination of his Employment and Non-Interference Agreement, dated as of December 17, 2003 (the “Employment Agreement”): (i) accrued and unpaid base salary for periods prior to June 30, 2008, payable in regular installments in accordance with the Company’s normal payroll practices and in accordance with applicable law; (ii) a bonus, if any, under the Company’s Management Incentive Plan in respect of the Company’s fiscal year ending March 31, 2008, payable at such time as bonuses are paid to other executives; (iii) a lump sum payment equal to $1,691.20 representing the annual conversion cost of the Company’s disability plan, payable no later than June 30, 2008; (iv) a lump sum payment equal to $200,000 representing Mr. Harness’s entire interest under the Sensus Metering Systems Inc. Nonqualified Supplemental Retirement Plan FBO Dan Harness, payable on December 31, 2008; and (v) any other benefits required by law to be provided after termination of employment.

In addition, Mr. Harness holds 200,000 Class B common shares, par value $0.01 per share, of the Company’s parent, Sensus Metering Systems (Bermuda 1) Ltd. (“Bermuda 1”), that were issued under the Restricted Share Plan of Bermuda 1 and for which Mr. Harness paid $2,000. Pursuant to Mr. Harness’s consulting agreement, assuming Mr. Harness does not breach any applicable restrictive covenants, Mr. Harness will maintain ownership of the 160,000 shares that vested prior to his retirement and the remaining 40,000 shares will vest on December 31, 2008. The 40,000 shares that are currently restricted would also vest upon the sale or change in control of the Company.

Further, pursuant to Mr. Harness’s consulting agreement, during the term of his service as a consultant, Mr. Harness will receive the following compensation and benefits: (i) his current salary of $470,000 through June 30, 2009, payable in regular installments in accordance with the Company’s normal payroll practices; (ii) $20,000 per month from July 1, 2009 through June 30, 2010, payable on the last business day of the applicable month in arrears; and (iii) $10,000 per month from July 1, 2010 through June 30, 2011, payable on the last business day of the applicable month in arrears. Mr. Harness will also be reimbursed by the Company for reasonable and documented expenses incurred by Mr. Harness in performing his services under the consulting agreement in accordance with the Company’s policies. For the period beginning on

June 30, 2008 through June 30, 2009, Mr. Harness is also entitled to: (i) use of a Company-leased vehicle in accordance with the Employment Agreement; (ii) coverage under the Company’s group medical and dental plans available to senior executives; and (iii) coverage under a ten-year term life insurance policy with a death benefit of $1 million, subject to Mr. Harness’s insurability.

A copy of Mr. Harness’s consulting agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Consulting Agreement, effective as of April 24, 2008, between Dan Harness and Sensus Metering Systems Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

Dated: June 16, 2008	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President

SENSUS METERING SYSTEMS INC.

Dated: June 16, 2008	By:	/s/ Peter Mainz
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President